RIVIERA HOLDINGS CORPORATION
                         2901 Las Vegas Boulevard South
                            Las Vegas, Nevada 89109

                                 -------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        To be held on April 25, 2000

TO THE STOCKHOLDERS OF
RIVIERA HOLDINGS CORPORATION

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Riviera Holdings Corporation, a Nevada corporation (the "Company"), will be held at the Riviera Black Hawk Casino, 444 Main Street, Black Hawk, Colorado, 80422 on April 25, 2000, at 1 p.m., local time, for the following purposes:

1.       To elect a Board of Directors; and

2. To consider and act upon such other matters as may properly come before the meeting or any adjournments or postponements thereof.

         The Board of Directors fixed Friday, March 17, 2000, as the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of Common Stock, par value $.001 per share, at the close of business on such date (the "Stockholders") shall be entitled to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of Stockholders is open to the examination of any Stockholder for any purpose germane to the meeting, during ordinary business hours, at the offices of the Company located at 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

         A copy of the Company's Annual Report for the fiscal year ended December 31, 1999, is enclosed herewith. A copy of the Company's Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 1999, will be provided, without charge, to any Stockholder upon written request.

                                             By Order of the Board of Directors,


                                                     William L. Westerman
                                                     Chairman of the Board

Dated: March 23, 2000

YOU ARE URGED TO PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, THE PROXY WILL NOT BE USED. IF THE PROXY IS MAILED IN THE UNITED STATES IN THE ENCLOSED ENVELOPE, NO POSTAGE IS REQUIRED.

                          RIVIERA HOLDINGS CORPORATION

                         2901 Las Vegas Boulevard South

                             Las Vegas, Nevada 89109

                                 PROXY STATEMENT

                       for Annual Meeting of Stockholders
                         to be held on April 25, 2000
                                                                  March 23, 2000
TO THE STOCKHOLDERS:

         This Proxy Statement ("Proxy Statement") is being furnished to stockholders of Riviera Holdings Corporation, a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Annual Meeting of Stockholders (including any adjournments or postponements thereof, the "Annual Meeting") to be held at the Riviera Black Hawk Casino, 444 Main Street, Black Hawk, Colorado, 80422 on Tuesday, April 25, 2000, at 1 p.m., local time. This Proxy Statement and the accompanying form of proxy is being mailed to the stockholders on March 23, 2000.

         All holders of record (the "Stockholders") of the Company's common stock, par value $.001 per share (the "Common Stock"), at the close of business on Friday, March 17, 2000 (the "Record Date") are entitled to one vote at the meeting for each outstanding share of Common Stock as of the Record Date held by such shareholder. At the close of business on March 17, 2000, 3,933,021 shares of Common Stock were outstanding.

         The Board of Directors requests each Stockholder to execute and return the enclosed proxy as soon as possible. The person who signs the proxy must be either (i) the registered Stockholder of such shares of Common Stock or (ii) a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or any other person acting in a fiduciary or representative capacity on behalf of such registered Stockholder. A Stockholder can, of course, revoke a proxy at any time before it is voted, if so desired, by filing with the Secretary of the Company an instrument revoking the proxy or by returning a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Any such filing should be sent to Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109, Attention:
Secretary. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy.

         The Company is paying all costs of the solicitation of proxies, including the expenses of printing and mailing to its Stockholders this Proxy Statement, the accompanying Notice of Annual Meeting of Stockholders, the enclosed proxy and the Annual Report. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses, in accordance with the regulations of the Securities and Exchange Commission, in sending proxies and proxy materials to the beneficial owners of the Company's Common Stock. Officers or employees of the Company may also solicit proxies in person, or by mail, telegram or telephone, but such persons will receive no compensation for such work, other than their normal compensation as such officers or employees.

                          PURPOSE OF THE ANNUAL MEETING

         At the Annual Meeting, the Stockholders will consider and vote upon:

1. the election of four directors to hold office until the next annual meeting and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company; and

2. such other matters as may properly come before the Annual Meeting or any adjournments or postponements thereof.

                             VOTE REQUIRED; PROXIES

         The presence in person or by proxy of a majority of the shares of Common Stock outstanding and entitled to vote as of the Record Date is required for a quorum at the Annual Meeting. If a quorum is present, those nominated directors who receive an affirmative vote of a majority of the shares represented at the meeting shall be elected. Accordingly, shares which are counted toward a quorum but are not voted in the election of directors (including shares covered by a proxy as to which authority is withheld to vote for all nominees) and shares not voted for any particular nominee (including shares covered by a proxy as to which authority is withheld to vote for only one or less than all of the identified nominees) could prevent the election of any of the nominees for director. For all other matters submitted to Stockholders at the meeting, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote is required for approval. As a result, abstention votes will have the effect of a vote against such matters.

         Shares of Common Stock which are represented by properly executed proxies, unless such proxies shall have previously been properly revoked, will be voted in accordance with the instructions indicated in such proxies. If no contrary instructions are indicated, such shares will be voted (1) FOR the election of all of the nominees for director named in this Proxy Statement and
(2) in the discretion of the persons named in the proxies as proxy appointees as to any other matter that may properly come before the Annual Meeting.

         Shares held by brokers and other Stockholder nominees may be voted on certain matters but not others. This can occur, for example, when the broker or nominee does not have the discretionary authority to vote shares of Common Stock and is instructed by the beneficial owner thereof to vote on a particular matter but is not instructed on other matters. These are known as "non-voted" shares. Non-voted shares will be counted for purposes of determining whether there is a quorum at the meeting, but with respect to the matters as to which they are "non-voted," they will have no effect upon the outcome of the vote thereon.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Board of Directors of the Company consists of four members, all of whom have been nominated for election at the Annual Meeting. If elected, such directors will hold office until the next annual meeting of stockholders and until their respective successors shall have been elected and qualified, or, until resignation, removal or death as provided in the Bylaws of the Company.

                                    Directors

         The following table sets forth certain information as of March 17, 2000, regarding the four nominees for director:



Name                                     Age     Position

William L. Westerman                     68   Chairman of the Board and Chief
                                              Executive Officer of the Company
                                              and Riviera Operating Corporation
                                              ("ROC"), a wholly-owned subsidiary
                                              subsidiary of the Company, and
                                              President of the Company

Robert R. Barengo                        58   Director of the Company and ROC
Richard. L. Barovick                     70   Director of the Company and ROC
James N. Land, Jr.                       70   Director of the Company and ROC


     William L. Westerman has been Chairman of the Board and Chief Executive Officer of the Company since February 1993. Mr. Westerman was a consultant to Riviera, Inc. (the Company's predecessor) from July 1, 1991 until he was appointed Chairman of the Board and Chief Executive Officer of Riviera, Inc. on January 1, 1992. From 1973 to June 30, 1991, Mr. Westerman was President and Chief Executive Officer of Cellu-Craft Inc., a manufacturer of flexible packaging primarily for food products, and then later had several positions with Alusuisse, a multi-national aluminum and chemical company, following its acquisition of Cellu-Craft in 1989. Mr. Westerman is also on the Board of Managers of Peninsula Gaming Partners, LLC.

     Robert R. Barengo has been a Director of the Company and ROC since February 1993. Mr. Barengo was a consultant to Riviera, Inc. from January 1993 until June 30, 1993. Since 1972, Mr. Barengo has been engaged in the private practice of law in Reno, Nevada. Mr. Barengo was elected to the Nevada Assembly in 1972 and served until 1982. In 1979, Mr. Barengo was elected Speaker Pro Tempore and in 1981 Mr. Barengo was elected Speaker of the Assembly. From October 1992 to May 1996, Mr. Barengo was a director and 10% shareholder of Leroy's Horse & Sports Place, Inc. ("Leroy's"). In May 1996, Leroy's became a wholly owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. Since May 1996, Mr. Barengo has been a director of AWI and currently owns 7% of the outstanding stock of AWI. Since 1993, Mr. Barengo has been the President and the sole stockholder of Silver State Disseminators Company, a company licensed by Nevada gaming authorities to disseminate racing information in the State of Nevada. In October 1992, the Governor appointed Mr. Barengo as a member of the State of Nevada Dairy Commission and in July 1993, the Governor appointed Mr. Barengo as Chairman of the State of Nevada Dairy Commission, a position he still holds. Mr. Barengo is also a director of Saxton, Inc.

         Richard L. Barovick is currently a private investor and a founder and member of the board of the Bank of Westport, in Westport, Connecticut. Mr. Barovick was elected a director of the Company and ROC on August 4, 1998. Mr. Barovick was Chief Executive Officer of Grundy Worldwide from 1994 until it was acquired by Pearson plc in May, 1995. From 1991 to 1994, Mr. Barovick was Managing Director and a member of the Board of Grundy. Mr. Barovick graduated from the Harvard Law School and shortly thereafter joined the legal department of MCA/Universal, where he was involved in the financial and administrative aspects of television packaging. Thereafter, Mr. Barovick was in private practice and served, at various times, as General Counsel to the New York Jets and Association of Tennis Professionals, special counsel to IBM, Time Incorporated, The William Morris Agency, Reader's Digest Entertainment, MCA, Inc., and HBO, among others.

     James N. Land, Jr. is currently a corporate consultant. Mr. Land was elected a director of the Company and ROC on January 21, 1999. Mr. Land is a director of E. W. Blanch Holdings, Ltd. During the period 1956 to 1976, Mr. Land was employed by The First Boston Corporation in various capacities, including Director, Senior Vice President, Co-Head of Corporate Finance, and Head of International Operations. From 1971 through 1989, he served as a director of various companies, including Kaiser Industries Corporation, Marathon Oil Company, Castle & Cooke, Inc., Manville Corporation, NWA, Inc. and Northwest Airlines, Inc.

Compensation of Directors

         Each of Messrs. Barengo, Barovick and Land is paid an annual fee of $50,000 for services as a director of the Company and ROC. Each director is also reimbursed for expenses incurred in connection with attendance at meetings of the Board of Directors. On March 5, 1996 the Board of Directors adopted a Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"), which was approved by the stockholders on May 10, 1996. Under the Directors' Option Plan, each individual elected, re-elected or continuing as a non-employee director will automatically receive a non-qualified stock option for 2,000 shares of Common Stock, with an option exercise price equal to the fair market value of the Common Stock on the date of grant. 50,000 shares have been reserved for issuance under the Directors' Option Plan. Under the Directors' Option Plans, options to purchase 2,000 shares at an exercise price of $13.50 were granted to Mr. Barengo on May 12, 1997, options to purchase 2,000 shares at an exercise price of $9.00 were granted to Mr. Barengo on May 11, 1998 and options to purchase 2,000 shares at $4.88 per share were granted to Mr. Barengo on May 10, 1999. Upon becoming Directors of the Company, under the Directors' Option Plan Mr. Barovick was granted options to purchase 2,000 shares at an exercise price of $7.50 on August 4, 1998 and an option to purchase 2,000 shares at $4.88 per share were granted to Mr. Barovick on May 10, 1999, and Mr. Land was granted options to purchase 2,000 shares at an exercise price of $5.50 on January 21,1999 and options to purchase 2,000 shares at an exercise price of $4.88 on May 10, 1999. Directors who are also officers or employees of the Company or ROC do not receive any additional compensation for services as a director. Currently, Mr. Westerman is the only such director. The Board of Directors has granted the members of the Compensation Committee the right to elect to receive all or part of their annual fees in the form of the Company's Common Stock in a number of shares having a fair market value equal to the cash compensation subject to such election pursuant to the Company's Compensation Plan for Directors serving on the Compensation Committee. Of the 50,000 shares reserved for issuance under this plan, 3,103 shares were issued to Mr. Barengo for a portion of his director's fees in 1996 and 877 shares were issued to Mr. Barengo for a portion of his director's fees in 1997.

Board of Directors and Committee Meetings

         The Company established an Audit Committee at the beginning of 1994. The Audit Committee is composed of Messrs. Barengo, Barovick and Land. The Audit Committee recommends to the Board of Directors the selection of an auditor, reviews the plan and scope of an audit, reviews the auditors' critique of management and internal controls and management's response to such critique and reviews the results of the audit.

         The Company and ROC each has a Compensation Committee composed of Messrs. Barovick and Land. The Compensation Committee is responsible for recommending executive compensation programs to the Board of Directors and for approving all compensation decisions with respect to the Chief Executive Officer and his recommendations for the other executive officers of the Company.

         In 1999, the Audit Committee met 5 times and the Compensation Committee met 3 times.

         In 1999, the Board of Directors of the Company held 13 meetings. No member of the Board of Directors attended in 1999, fewer than 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he has been a director and (2) the total number of meetings held by all committees on which he served.

         The Board of Directors recommends that Stockholders vote "FOR" each of the nominees listed above.

                                OTHER INFORMATION

Executive Officers

     The following table sets forth certain information as of March 17, 2000 regarding the executive officers of the Company and ROC:


Name                        Age         Position

William L. Westerman        68    Chairman of the Board and Chief Executive
                                  Officer and President of the Company and ROC
Duane R. Krohn              54    Secretary/Treasurer and CFO of the Company and
                                  ROC, and Executive Vice President of Finance
                                  of ROC
Ronald P. Johnson           51    Executive Vice President of Gaming Operations
                                  of ROC
Robert A. Vannucci          52    Executive Vice President of Marketing and
                                  Entertainment of ROC
Jerome P. Grippe            57    Senior Vice President of Operations of ROC
Robert E. Nickels, Sr.      70    Senior Vice President of Administration of ROC
Michael L. Falba            57    Vice President of Casino Operations of ROC

         For a description of the business experience of William L. Westerman, see "Directors."

         Duane R. Krohn, CPA, assumed the position of Treasurer of the Company and ROC on June 30, 1993 and was elected Vice President of Finance of ROC on April 26, 1994, and Executive Vice President of Finance of ROC on July 1, 1998 and served as Secretary from June 8, 1999 to February 17, 2000. Mr. Krohn was initially employed by Riviera, Inc. in April 1990, as Director of Corporate Finance and served as Vice President-Finance from March 1992 to June 30, 1993. Mr. Krohn served as Chief Financial Officer of Imperial Palace, Inc. (a casino/hotel operator in Las Vegas) from February 1987 to March 1990. Prior to 1987, Mr. Krohn was Chief Financial Officer of the Mint and the Dunes in Las Vegas, Nevada, and Bally's Park Place in Atlantic City, New Jersey.

     Ronald P. Johnson became Vice President of Gaming Operations of ROC in September 1994, and Executive Vice President of Gaming Operations of ROC on July 1, 1998. Mr. Johnson became Director of Slots on June 30, 1993 and was elected Vice President of Slot Operations and Marketing on April 26, 1994. Mr. Johnson was Vice President-Slot Operations and Marketing of Riviera, Inc. from April 1991 until June 30, 1993. Mr. Johnson was Vice President-Slot Operations for Sands Hotel and Casino Inc. from September 1989 until he joined Riviera, Inc.

     Robert  A.   Vannucci   was  elected  Vice   President  of  Marketing   and
Entertainment of ROC on April 26, 1994, and Executive Vice President of Marketing and Entertainment on July 1, 1998. Mr. Vannucci had been Director of Marketing of ROC since July 19, 1993. Mr. Vannucci was Senior Vice President of Marketing and Operations at the Sands Casino Hotel in Las Vegas from April 1991 to February 1993. Mr. Vannucci was Vice President and General Manager of Fitzgerald's Las Vegas (a casino/hotel operator) from 1988 to January 1991.

     Jerome P. Grippe was elected Vice President of Operations of ROC on April 26, 1994, and Senior Vice President of Operations of ROC on July 1, 1998. Mr. Grippe became Director of Operations of ROC on June 30, 1993. Mr. Grippe was Assistant to the Chairman of the Board of Riviera, Inc. from July 1990 until May 1993. Mr. Grippe had served in the United States Army from 1964 until his retirement as a Colonel in July 1990.

     Robert E. Nickels, Sr. was elected Vice President of Administration of ROC on June 30, 1993, and Senior Vice President of Administration of ROC on July 1, 1998. From March 1992 until June 30, 1993, Mr. Nickels was Vice President of Administration of Riviera, Inc. From November 1991 to February 1992, Mr. Nickels was a self-employed business consultant. From March 1979 to April 1986, Mr. Nickels was Director of Internal Audit for MGM-Reno. From April 1986 to November 1991, Mr. Nickels served as Vice President of Administration at Bally's Reno and Las Vegas.

     Michael L. Falba was elected Vice President of Casino Operations of ROC on April 26, 1994. Mr. Falba became Director of Casino Operations of ROC on June 30, 1993. Mr. Falba was employed by Riviera, Inc. from March 1989 until November 1991 as Assistant Casino Manager, and from November 1991 to June 30, 1993 as Vice President of Casino Operations.

         Officers of each of the Company and ROC serve at the discretion of their respective Boards of Directors and are also subject to the licensing requirements of the Nevada Gaming Commission.

                       Compensation of Executive Officers

         The following table sets forth a summary of the compensation paid by the Company in the Years ended December 31, 1997, 1998 and 1999, to the Chief Executive Officer of the Company and ROC, and to the Company's four most highly compensated executive officers who received over $100,000 in compensation during 1999 from the Company (collectively, the "Named Executive Officers").



   Summary of Compensation Table

           Name and                                              Other Annual     All Other
      Principle Position       Year    Salary      Bonus        Compensation (1) Compensation (2)

William L. Westerman           1999   $ 600,000  $ 900,000  (3)     $140,300 (4)       $2,566
Chariman of the Board and      1998     600,000    900,000  (3)      413,300 (4)        2,402
Chief Executive Officer of the 1997     600,000  -------             782,175 (4)        1,809
Company and ROC

Duane R. Krohn                 1999   $ 211,149  $ 158,333  (5)       $7,300           $1,156
Secretary/Treasurer of the     1998     160,040     84,000             7,300              563
Company and Executive Vice     1997     123,351     82,000             7,175              394
President of Finance and
Treasurer of ROC

Ron Johnson                     1999  $ 209,759     158,333 (5)       $7,300           $1,156
Executive Vice President of     1998    188,757      84,000            7,300              818
Gaming Operations of ROC        1997    180,996      82,000            7,175              763

Robert Vannucci                 1999   $209,336   $ 158,333 (5)       $7,300           $1,156
Executive Vice President of     1998    183,710      84,000            7,300              818
Marketing and Entertainment of  1997    167,055      82,000            7,175              681

Jerome P. Grippe                1999  $ 159,576   $ 133,333 (6)       $7,300             $733
Senior Vice President of        1998    134,196      84,000            7,300              469
Operations of Roc               1997    122,580      82,000            7,175              394


(1) Includes amounts contributed by the Company under the Company's Profit Sharing and 401(k) Plans. The Company contributed for the account of each executive $7,300 in 1999, $7,300 in 1998 and $7,175 in 1997.

(2)  Includes premiums paid by the Company for excess life insurance.
(3) See "Employment Agreements" for a summary of certain of the provisions of Mr. Westerman's employment agreement.
(4) Includes contributions to Mr. Westerman's retirement account of $133,000 in 1999, $406,000 in 1998, and $775,000 in 1997. Does not
     include interest earned on retirement account of $469,250 in 1999, $410,159 in 1998 and $343,914 in 1997. (See "Employment Agreements")
(5)  Includes $77,500 current year incentive and $83,333 accrued Stay Put Bonus.
(6)  Includes $77,500 current year incentive and $58,333 accrued Stay Put Bonus.

Option Grants

         The number of shares available for purchase under the Company's 1993 Employee Stock Option Plan, as amended (the "Stock Option Plan") is 1,000,000 (as adjusted pursuant to antidilution provisions). Options for an aggregate of 903,000 shares have been granted under the Stock Option Plan as of December 31, 1999. During the Company's 1999 fiscal year, 99,000 options were granted under the Stock Option Plan.

Option Exercises, Year-End Options Values and Option Grants in 1999

         The following table presents at December 31, 1999 the value of unexercised in-the-money options held by the Named Executive Officers.

                                  Number of                               Value of Unexercised,
                              Unexercised Options                         In-The-Money Options
                         ---------------------------------            -------------------------------

Name                        Vested       Not Vested                      Vested     Not Vested

William L. Westerman       320,000                0                          $0             $0
Ronald P. Johnson           14,500           12,500                       4,688         14,063
Duane R. Krohn              14,500           12,500                       4,688         14,063
Robert Vannucci             14,500           12,500                       4,688         14,063
Jerome P. Grippe            12,250            8,750                       3,281          9,844

         The following table presents options granted during 1999.

                                           Individual Grants                               Potential Realizable
                                                                                          Value at Assumed Annual
                                                                                            Rates of Stock Price
                                             Percent of                                       Appreciation for
                             Number of     Total Options    Exercise                             Option Term
                             Underlying     Granted to      of Base
                             Options        Employees      Price Per     Expiration           5%          10%
 Name                        Granted         in 1999         Share          Date

Ronald P. Johnson              10,000          10.1%         $4.500         4/07/09        $73,300      $116,718
Duane R. Krohn                 10,000          10.1%          4.500         4/07/09         73,300        116,718
Robert Vannucci                10,000          10.1%          4.500         4/07/09         73,300        116,718
Jerome P. Grippe                7,000           7.1%          4.500         4/07/09         51,310         81,703


Employment Agreements

         William L. Westerman serves as Chairman of the Board, President and Chief Executive Officer of the Company, and as Chairman of the Board and Chief Executive Officer of ROC.

     Under Mr. Westerman's existing employment agreement with the Company, which was last amended on June 24, 1998, Mr. Westerman shall be employed by the Company for an indefinite period subject to termination by either the Company or Mr. Westerman on not less than 120 days prior written notice. Mr. Westerman's base compensation is $600,000.

        Under  the  employment   agreement,   Mr.   Westerman  is  entitled  to
participate in the Company's Senior Management Compensation Plan or such other executive bonus plan as shall be established by the Company's Board of Directors (collectively the "Plan"). If at least 80% of targeted net income, as defined by the Plan, is met, Mr. Westerman shall be entitled to receive a bonus under the Plan expressed as a percentage of his $600,000 base salary depending on the percentage of targeted net income realized by the Company in a particular year, with a maximum bonus of $900,000. Mr. Westerman received an incentive bonus of $900,000 for 1999.

         The employment agreement provides that the Company fund a retirement account for Mr. Westerman. Pursuant to the employment agreement, an aggregate of $5,288,918 had been credited to the retirement account from its inception through January 1, 2000. Under the employment agreement, each year that Mr. Westerman continues to be employed, an amount equal to Mr. Westerman's base salary for that year will be credited to the account on January 1 of that year and in the event that Mr. Westerman is no longer employed by the Company (except for termination for cause, in which case Mr. Westerman would forfeit all rights to monies in the retirement account), Mr. Westerman will be entitled to receive the amount in the retirement account as of the date he ceases to be employed by the Company in 20 quarterly installments. Pursuant to the employment agreement, the retirement account was credited quarterly with interest and shall be credited with additional amounts on the first day of each succeeding calendar quarter equal to the product of (i) the Company's average borrowing cost for the immediately preceding fiscal year, as determined by the Company's chief financial officer and (ii) the average outstanding balance in the retirement account during the preceding calendar quarter. Total interest earned was $487,729 for 1999, $410,159 for 1998 and $343,914 for 1997. In the event of Mr.
Westerman's death, an amount equal to the applicable federal estate tax (now 60%) on the retirement account will be pre-paid prior to the date or dates such taxes are due.

         The Company retains beneficial ownership of all monies in the retirement account, which monies are earmarked to pay Mr. Westerman's retirement benefits. However, upon (i) the vote of a majority of the outstanding shares of Common Stock approving a "Change of Control" (as defined below), (ii) the occurrence of a Change of Control without Mr. Westerman's consent, (iii) a breach by the Company of a material term of the employment agreement or (iv) the expiration or earlier termination of the term of the employment agreement for any reason other than cause, Mr. Westerman had the right to require the Company to establish a "Rabbi Trust" for the benefit of Mr. Westerman. He also has the right to require the Company to fund such trust with an amount of cash equal to the amount then credited to the retirement account, including any amount to be credited to the retirement account upon a Change of Control.

         On February 5, 1998, the stockholders of the Company by a majority vote approved the Agreement and the Plan of Merger with R&E Gaming Corp. and its wholly-owned subsidiary Riviera Acquisition Sub, Inc. Such stockholder approval constituted a Change of Control. On March 5, 1998, subsequent to this Change of Control, Mr. Westerman exercised his right to require the Company to establish and fund a Rabbi Trust for his benefit. On March 20, 1998, Mr. Westerman and the Company entered into an agreement whereby Mr. Westerman waived his right to have the Company fund the Rabbi Trust in exchange for the Company agreeing to fund such Rabbi Trust within five business days after notice from Mr. Westerman. The merger agreement was subsequently terminated and litigation ensured as described in Item 3, Legal Proceedings.

         Mr. Westerman's employment agreement provides (a) that the sum of Mr. Westerman's base salary, bonus, and credits to his Retirement Account in any one year shall not exceed that which would have been payable under his previous employment agreement with the Company, and (b) that Mr. Westerman shall instruct the Company of any reductions in base salary, bonus, and credits to his Retirement Account necessary to comply with this limitation. The Company has determined that for the year 1999, a reduction of $467,000 would be necessary to comply with this provision. For 1998 the company determined a reduction of $194,000 was necessary to comply with this provision. Prior to December 31, 1999, and December 31, 1998, Mr. Westerman instructed the Company that this be applied to reduce the amount to be credited to his retirement account from $600,000 to $133,000 and to $406,000 respectively.

         In addition to Mr. Westerman, four executives have employment contracts with the Company for fixed terms of either 2 or 3 years. Each of these employment contracts contains a Termination Fee Agreement and a Stay Bonus Agreement. See "Termination Fee Agreements" and "Stay Bonus Agreements." These four employment agreements also provide for a "Normal Incentive Bonus" entitling the executive to participate in the Company's Incentive Compensation Plan (the "Plan") whereby the employee may share a portion of the Plan's pool which provides for a target of $25 million EBITDA for the years 1999 and 2000 with amounts being credited to the Plan's pool up to a maximum of $1.2 million. Three of these employment agreements also provide for a "Special Incentive Bonus" in an amount equal to one-third of any excess of $1.2 million.

Employee Stock Purchase Plan

         On March 5, 1996, the Board of Directors adopted an employee stock purchase plan (the "Employee Stock Purchase Plan"), which was approved by the stockholders on May 10, 1996. A total of 300,000 shares of Common Stock (subject to adjustment for capital changes) in the aggregate may be granted under the employee stock purchase plan. The employee stock purchase plan is administered by the Compensation Committee. The purchase price per share of stock shall be 85% of per share market value of the Common Stock on the purchase date. On May 31, 1996, approximately 560 union and non-union employees participated in the stock purchase plan. Under the employee stock purchase plan, 137,000 shares were issued to employees at $11.26 (85% of market price at May 10, 1996), for $160,000 cash and the balance in notes receivable of $1,383,000 which were payable over two years via payroll deduction. During 1997, 6,200 shares were reissued at $11.47 for notes receivable of $71,145. During 1996, 1997, 1998 and 1999 respectively, 17,600, 25,900, 65,100, and 900 shares were returned to the employee stock purchase plan, and 266,300 shares remained eligible to be issued under the plan at December 31, 1999.

         The Company has registered the issuance of all the shares issuable under the Stock Purchase Plan on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act").

Profit Sharing and 401(k) Plans

         On June 30, 1993, the Company and ROC assumed the combined profit sharing and 401(k) plans of Riviera, Inc. (the "Profit Sharing and 401(k)
Plans") and the Company and ROC have continued the Profit Sharing and 401(k) Plans after June 30, 1993. The Company and ROC have amended the Adoption Agreement to provide that all current employees of Riviera Las Vegas who were employed on April 1, 1992, who were at least 21 years of age and who are not covered by a collective bargaining agreement are immediately eligible to participate in the Profit Sharing and 401(k) Plans. The amendment provides further that all current employees who were employed by Riviera Las Vegas after April 1, 1992, who are at least 21 years of age and who are not covered by a collective bargaining agreement are eligible to participate after one year of service at the Riviera Las Vegas.

         The Company has identical plans for its 100% indirectly owned subsidiary, Riviera Black Hawk, Inc., which operates its casino in Black Hawk, Colorado. Current employees who are at least 21 years of age and who are not covered by a collective bargaining agreement are immediately eligible to participate in the Profit Sharing and 401(k) Plans. After June 30, 2000, all new employees who are at least 21 years of age and who are not covered by a collective bargaining agreement will be eligible to participate after one year of service at Riviera Black Hawk.

         The profit sharing component of the Profit Sharing and 401(k) Plans provides that the Company will make a contribution equal to 1% of each eligible employee's annual compensation if a prescribed annual operating earnings target is attained and an additional 1/10th of 1% thereof for each $200,000 by which operating earnings is exceeded, up to a maximum of 3% thereof. The Company may elect not to contribute to the Profit Sharing and 401(k) Plans if it notifies its employees by January of the Profit Sharing and 401(k) Plans year. An employee will become vested in the Company's contributions based on the employee's years of service. An employee will receive a year of vesting service for each plan year in which the employee completed 1,000 hours of service. Vesting credit will be allocated in 20% increments for each year of service commencing with the attainment of two years of service. An employee will be fully vested following the completion of six years of service.

Key Employee Retention Plan

         As a result of the scheduled openings of several new Las Vegas Strip properties in 1998, 1999 and 2000, an estimated 38,000 jobs had to be filled, including approximately 5,000 supervisory positions. Because of the Riviera's performance and reputation, its employees were prime candidates to fill these positions. In the third quarter of 1998, management instituted an employee retention plan which covers approximately 85 executive, supervisory and technical support positions and includes a combination of employment contracts, stay put agreements, bonus arrangements and salary adjustments.

Stay Bonus Agreements

         Approximately 85 executive officers and significant employees (excluding Mr. Westerman) of ROC are party to agreements pursuant to which each such employee is entitled to receive a "stay bonus" (varying amounts) if the employee is discharged without cause (as defined in the stay bonus agreements), or continues to be employed by the Company on each of January 1, 2000, January 1, 2001 and June 30, 2001. The estimated total amount that would be payable under all such agreements is approximately $2.3 million, of which approximately $610,000 was paid in January, 2000.

Termination Fee Agreements

         Approximately   85  executive   officers  and   significant   employees
(excluding Mr. Westerman) of ROC have termination fee agreements effective through January 2000, pursuant to which each of such employees will be entitled to receive (1) either six months' or one year's base salary if their employment with the Company is terminated, without cause, within 12 or 24 months of a change of control of the Company or ROC; and (2) group health insurance for periods of either one or two years. The base salary payments are payable in bi-weekly installments subject to the employee's duty to mitigate by using his or her best efforts to find employment. The estimated total amount that would be payable under all such agreements is approximately $5 million including $1.2 million in benefits, as of December 31, 1999.

             Compensation Committee Report on Executive Compensation

         The Compensation Committee endeavors to ensure that the compensation program for executive officers of the Company is effective in attracting and retaining key executives responsible for the success of the Company and is tailored to promote the long-term interests of the Company and its stockholders. The Company's executive officer compensation program in its last completed fiscal year was principally comprised of base salary, an executive incentive plan, a 401(k) plan, a profit-sharing plan and long-term incentive compensation in the form of incentive stock options or non-qualified stock options.

         The Compensation Committee takes into account various qualitative and quantitative indicators of corporate and individual performance in determining the level and composition of compensation for the Company's Chief Executive Officer and his recommendations regarding the other executive officers. In particular, the Compensation Committee considers several financial performance measures, including revenue growth and net income. However, the Compensation Committee does not apply any specific quantitative formula in making compensation decisions. The Committee also considers achievements that, while difficult to quantify, are important to the Company's long-term success. The Compensation Committee seeks to create a mutuality of interest between the executive officers and the Company's stockholders by increasing the executive officers' ownership of the Company's Common Stock through the Stock Option Plan.

         Salary levels for the Company's executive officers are significantly influenced by the need to attract and retain management employees with high levels of expertise. In each case, consideration is given both to personal factors, such as the individual's experience, responsibilities and work performance, and to external factors, such as salaries paid by comparable companies in the gaming industry. With regard to the latter, it is important to recognize that because of the opening of new properties on the Las Vegas Strip in 1998 and 1999, the scheduled openings of new properties in 2000, and the growth of riverboat and dockside gaming, Native American gaming operations and the proliferation of jurisdictions in which gaming is permitted, the Company competes with numerous other companies for a limited pool of experienced and skilled personnel. Therefore, it is critical that the Company provide base salaries that are competitive in the casino industry. With respect to the personal factors, the Compensation Committee makes salary decisions in an annual review based on the recommendations of the Chief Executive Officer. This annual review considers the decision-making responsibilities of each position as well as the experience and work performance of each executive. The Chief Executive Officer views work performance as the single most important measurement factor.

         The compensation of Mr. Westerman for the Company's last completed fiscal year was set pursuant to the employment agreement described in the "Compensation of Executive Officers" section.

                                            THE COMPENSATION COMMITTEE
                                            Richard L. Barovick, Chairman
                                            James N. Land, Jr.

                                Performance Graph

         The following graph compares the annual change in the cumulative total return, assuming reinvestment of dividends, on the Company's Common Stock with the annual change in the cumulative total returns of the NASDAQ Broad Market, the American Stock Exchange Index (the "AMEX Index"), the New York Stock Exchange (the "NYSE") and the NASDAQ Amusement and Recreation Services Index (the "NASDAQ 79xx"), which the Company considers to be its peer industry group. The graph assumes an investment of $100 on December 31, 1993, in each of the Common Stock, the stocks comprising the NASDAQ Broad Market, the stocks comprising the AMEX Index and the stocks comprising the NASDAQ 79xx.

Comparison of Cumulative Total Return Among the Company, NASDAQ BroadMarket, the AMEX Index, the NYSE and the NASDAQ 79xx.(1)

                 Riviera     Nasdaq       Nasdaq 79xx       Amex       NYSE
                 -------     ------       -----------       ----       ----
    12/31/94      100         100          100               100        100
    12/31/95      267         140          79                129        136
    12/31/96      543         172          76                131        164
    12/31/97      490         209          91                164        218
    12/31/98      167         292          93                176        262
    12/31/99      243         541          120               224        288

(1) Comprised of companies whose stock is traded on the NASDAQ National Market and whose standard industrial classification is within 7900-7999. The Company does not necessarily believe that this is an indication of the value of the Company's stock.

Tender Offer

On December 28, 1999 the Company announced a cash tender offer to purchase up to 500,000 shares of its outstanding common stock at $7.50 per share ("Tender Offer"). The Company subsequently increased the number of shares of its common stock by 90,000, representing 2% of its then outstanding shares of common stock, increasing the total shares of the Company's cash tender offer to 590,000. This offer expired on February 2, 2000. A total of 2,646,875 shares of the Company's stock were tendered. Because a greater number of shares were tendered than the Company agreed to purchase, the shares purchased by the Company were subject to proration. All proper tenders of less than 100 shares were fully purchased. The proration of the other shares purchased was 22.2% of the shraes tendered.. The total cost of the tender offer was approximately $4,625,000, including expenses of $200,000.

         Security Ownership of Certain Beneficial Owners and Management

         The Common Stock is traded on the American Stock Exchange. The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of March 17, 2000, by (i) each person who, to the knowledge of the Company, beneficially owns more than 5% of the outstanding Common Stock of the Company (based on reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, or upon information furnished to the Company), (ii) the directors and certain officers of the Company and (iii) all directors and officers of the Company and ROC as a group. The percentages of shares of Common Stock held or beneficially owned by any Stockholder or group of Stockholders are based upon the total number of shares of Common Stock outstanding as of March 17, 2000. Except as indicated, each person listed below has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                             Shares Beneficially Owned
Name                                         Number                   Percentage

William L. Westerman(1)(2)                       620,000                  14.6%
Robert R. Barengo(1)(3)                           10,980                   *
Richard L. Barovick(1)(4)                         10,800                   *
James N. Land, Jr. (1)(4)                         2,300                    *
Ronald P. Johnson(1)(5)                           67,000                   1.7
Duane R. Krohn(1)(5)                              57,300                   1.5
Robert Vannucci(1)(5)                             31,168                   *
Jerome P. Grippe(1)(6)                            28,168                   *
Keyport Life Insurance Co.(7)                    857,160                  21.8
SunAmerica Life Insurance Company(8)             525,778                  13.4
Morgens Waterfall Vintiadis & Co., Inc. (9)      466,300                  11.9
James D. Bennett(10)                             536,070                  13.7
Stephen S. Taylor(11)                            203,500                  5.2
All executive officers and directors as a group
(11 persons).(1)(2)(3)(4)(5)(6)                  884,321                  20.2
--------------------------------
*     Less than 1%.

     (1) The address for each director and officer of the Company or ROC is c/o Riviera Holdings Corporation, 2901 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
     (2) Includes 320,000 shares which may be acquired within 60 days of March 17,2000, upon the exercise of outstanding options.

     (3) Includes 4,000 shares which may be acquired within 60 days of March 17, 2000, upon the exercise of outstanding options.
     (4) Includes 800 shares which may be acquired within 60 days of March 17, 2000, upon the exercise of outstanding options.
     (5) Includes 19,5000 shares which may be acquired within 60 days of March 17, 2000, upon the exercise of outstanding options.
     (6) Includes 15,750 shares which may be acquired within 60 days of March 17, 2000, upon the exercise of outstanding options.
     (7) The address for Keyport Life Insurance Company ("Keyport") is 125 High Street, Boston Massachusetts 02110. Stein Roe & Farnham Incorporated, an affiliate of Keyport, is Keyport's investment advisor, and, as such, has the power and authority to direct the disposition of the securities, and accordingly, could be deemed to be a "beneficial" owner within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Stein Roe & Farnham Incorporated, however, disclaims actual beneficial ownership of such securities.
     (8) The address for SunAmerica Life Insurance Company ("SunAmerica") is One SunAmerica Center, Los Angeles, California 90067.
     (9) The address for Morgens, Waterfall, Vintiadis & Company, Inc. ("Morgens") is 10 East 50th Street, New York, New York 10022. Morgens has the power and authority to direct the disposition of these securities and, accordingly, could be deemed to be "beneficial" owner within the meaning of Rule l3d-3 of the Exchange Act. Morgens, however, disclaims beneficial ownership with respect to any securities not actually beneficially owned by it.
     (10) Includes (a) 299,415 shares held by Restructuring Capital Associates, L.P. and Bennett Restructuring Fund, L.P. and (b) 236,655 shares held by Bennett Offshore Restructuring Fund, Inc. The address for Mr. Bennett is c/o Restructuring Capital Associates, L.P., 450 Park Avenue, New York, New York 10022.
     (11) Mr. Taylor's address is 714 South Dearborn Street, Chicago, Illinois 60605.

           The Company is a party to a registration rights agreement with, among others, Morgens, Keyport, SunAmerica and affiliates of Restructuring Capital, each of which owns more than 5% of the Common Stock. Pursuant to the Equity Registration Rights Agreement dated June 30, 1993, among the Company and the
Holders of Registerable Shares referred to therein, each of the three largest holders of Common Stock is entitled to cause the Company to file a registration statement and holders of 51% or more of the shares of Common Stock then subject to the Equity Registration Rights Agreement are entitled to cause the Company to file two registration statements, registering under the Securities Act, the offer and sale of Common Stock owned by such persons. All other Holders of Registerable Shares will be entitled to have shares of Common Stock owned by them included in any such registrations in addition, the agreement grants to each party the right to have included, subject to certain limitations, all shares of Common Stock owned by such party in any registration statement filed by the Company under the Securities Act, including those filed on behalf of the Company or security holders not party to the Equity Registration Rights Agreement. Pursuant to the agreement, the Company will pay all costs and expenses, other than underwriting discounts and commissions, in connection with the registration and sale of Common Stock under the agreement.

                 Certain Relationships and Related Transactions

         William L. Westerman serves as a Manager on the Board of Managers of Peninsula Gaming Partners, LLC ("Partners"). Partners is the parent of Peninsula Gaming Company, LLC, which owns and operates the Diamond Jo riverboat casino located in Dubuque, Iowa. Partners has engaged Riviera Gaming Management, Inc. ("RGM"), a wholly owned subsidiary of the Company to assist on an interim basis with transitional matters, including the selection of a new Chief Operating Officer to oversee the Diamond Jo operations. RGM has earned fees and expenses in the amount of $64,000 for the year ended December 31, 1999 in connection with this engagement. The Company believes that the fees are no less favorable than would have been paid in an arms length transaction.

           Robert R. Barengo was formerly a director and 10% stockholder of Leroy's. In May 1996, Leroy's became a wholly-owned subsidiary of American Wagering, Inc. ("AWI"), a publicly held corporation listed on NASDAQ. Mr. Barengo is currently a director of AWI and owns 7% of the outstanding stock of AWI, which leases approximately 12,000 square feet of the Riviera Hotel & Casino's casino floor. AWI is the operator of the Riviera Hotel & Casino's sports book operations. This lease was assumed by the Company from Riviera, Inc.

and is still in effect. The lease provides for rental payments based upon the monthly and annual revenues derived by AWI from the location. From January 1, 1999 through December 31, 1999, AWI paid aggregate rent to ROC of approximately $250,000. The Company believes that the terms of the lease with AWI are at least as favorable to the Company and ROC as could have been obtained from unaffiliated third parties and are at least as favorable as terms obtained by other casino hotels in Las Vegas.

           As of April 1, 1998, the Company entered into a letter agreement with Mr. Barengo, a member of the Bar of the State of Nevada, pursuant to which Mr. Barengo has been assisting the Company and its outside counsel in enforcing the Company's rights under the terminated Paulson merger, the related litigation, Morgens Waterfall litigation (see Item 3. Legal Proceedings) and with related matters. Under such letter agreement, Mr. Barengo receives a fee of $10,000 per month for his consulting services, which services commenced on April 1, 1998. Either party may terminate the letter agreement on no less than seven days prior written notice.

           From August 1996 until February 1997, Riviera Gaming Management-Elsinore, Inc. ("RGME"), an indirect wholly-owned subsidiary of the Company, operated the Four Queens Casino which is located adjacent to the Golden Nugget on Fremont Street in downtown Las Vegas under an interim management agreement for a fee of $83,333 per month, A long-term management agreement (the "Management Agreement") with Elsinore Corporation ("Elsinore"), which owns the Four Queens through its wholly-owned subsidiary Four Queens, Inc., went into effect on February 28, 1997, the effective date of the Chapter 11 plan of reorganization of Elsinore. The Morgens Entities, beneficial owners of approximately 26.5% of the common stock of the Company, own over 94% of the voting stock of Elsinore. The Company believes that the terms of the Management Agreement were no less favorable to the Company than if the Company had negotiated with an independent third party. The term of the Management Agreement was approximately 40 months, subject to earlier termination or extension. Either party could terminate the Agreement if cumulative earnings before interest, taxes, depreciation, and amortization ("EBITDA") for the first two fiscal years were less than $12.8 million. The Four Queens EBITDA for the 24 months ending March 31, 1999 was approximately $10.2 million. Elsinore management and the Board of Directors notified the company on August 30, 1999 that the agreement would be terminated on December 30, 1999 in accordance with the provision.

           From March 5, 1997 until September 2, 1999, Mr. Westerman was the President and a director of Four Queens, Inc. Mr. Westerman has also been a director of Darling International Inc., a publicly held company, from June 23, 1997 until November 11, 1999. Morgens Entities own 46.13% of the stock of Darling International, Inc. which is primarily in the business of processing animal and bakery waste by-products.

             Section 16(a) Beneficial Ownership Reporting Compliance

           Section 16(a) of the Exchange Act requires the Company's directors and executive officers and any persons who own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission various reports as to ownership of such Common Stock. Such persons are required by Securities and Exchange Commission regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representations to the Company, during the last fiscal year (i) a form 4 filed by Mr. Land to report Proxy Disclosures (stock options granted) in January 1999 was filed 45 days late; (ii) a Form 4 filed by Mr. Krohn to report disposition of common stock in February 1999 was filed 3 days late; and (iii) other than these specific exceptions, the aforesaid Section 16(a) filing requirements of these and all other officers and directors were met on a timely basis during 1999.

Item 3.    Legal Proceedings

Paulson, et al. v. Jefferies, Riviera Holdings Corporation, et al., United States District Court for the Central District of California, No. CV 98-2644
(ABC) (the "California Action"). We and the plaintiffs to this action entered into a Settlement Agreement dated as of July 2, 1999. The Settlement Agreement was conditioned upon the United States District court for the Central District of California (the "Court") entering a Settlement Bar Order and Final Judgment and provided that upon the entering of such an Order: (i) we would pay plaintiff Allen E. Paulson ("Paulson") $3,477,412 ($7.50 per share) for the 463,655 shares of Riviera Holdings Corporation common stock owned by Paulson, (ii) Paulson would receive $1,1522,587.50 from the funds being held in escrow for the benefit of holders of Riviera Holdings Corporation's Contingent Value Rights ("CVRs"),
(iii) the remainder of the escrow of approximately $4,340,000 would be distributed to the holders of the CVRs, and (iv) Paulson would file an amended complaint which eliminated allegations of wrongdoing against us.

On October 7, 1999, the Court entered a Settlement Bar Order and Final Judgment which dismissed the California Action as against us with prejudice, and barred the other defendants to the lawsuit from seeking indemnification against us for claims arising under the federal securities laws or for state law claims arising out of the transactions underlying the plaintiffs' federal security law claims.

Shortly after the entry of the Settlement Bar Order, we acquired Paulson's stock, and funds were disbursed from escrow as per the terms of the Settlement Agreement.

     Morgens,  Waterfall,   Vintiadis  &  Company,  Inc.,  v.  Riviera  Holdings
Corporation, William L. Westerman, Robert R. Barengo, Richard L. Barovick and James N. Land, Jr., as Directors of Riviera Holdings Corporation, United States District court for the District of Nevada (CV-S-99-1383-JBR(RLH)) (the "Nevada Action"). The plaintiff in this action ("Morgens, Waterfall") is a shareholder of Riviera Holdings Corporation and a defendant to the California Action. On September 30, 1999, Morgens, Waterfall commenced this action in Nevada state court, where it sought an order enjoining us from obtaining a Settlement Bar Order in the California Action. We and the other defendants to the Nevada Action removed the action to the United States District Court for the district of Nevada on October 1, 1999. This removal to federal court divested the state court of jurisdiction to consider Morgens, Waterfall's motion for injunctive relief. Morgens, Waterfall filed a complaint with the court, but it did not serve the complaint on any of the defendants.

On November 1, 1999, Morgens, Waterfall served a notice of motion to remand the Nevada Action from the Nevada federal court back to Nevada state court. We and the other defendants opposed the motion, and the motion is presently pending before the federal court.

     On January 31, 2000, Morgens, Waterfall purported to serve an Amended Summons and a First Amended Verified Complaint on Riviera Holdings Corporation with subsequent service on directors. The Amended Complaint asserts four claims for relief. In the first claim for relief, Morgens, Waterfall asserts that there is a dispute as to the meaning of the amended complaint filed by Paulson in the California Action pursuant to the Settlement Agreement. Morgens, Waterfall seeks an affirmation injunction requiring Riviera Holdings Corporation to seek clarification from Paulson as to the meaning of this amended complaint. In its second claim for relief, Morgens, Waterfall seeks indemnification from Riviera Holdings Corporation for all damages and costs incurred in the California Action by reason of any misconduct alleged by Paulson against Riviera Holdings Corporation. In its third claim for relief, Morgens, Waterfall claims that Riviera Holdings corporation and the director defendants breached its fiduciary duties to Morgens, Waterfall when it consummated the Settlement Agreement and secured the settlement Bar Order because it left Morgens, Waterfall unprotected from claims based on Riviera Holdings Corporation's alleged misconduct and, in addition, harmed Morgens, Waterfall because Riviera Holdings Corporation allegedly paid too much for Paulson's stock. Morgens, Waterfall styles its fourth claim for relief as a "derivative claim" and asserts it only against the director defendants. Morgens, Waterfall claims that the director defendants violated their fiduciary duties by entering into the Settlement Agreement and securing the Settlement Bar Order. We believe all these claims are without merit and intend to vigorously defend against them.

We are also a party to several routine lawsuits both as plaintiff and as defendant arising from the normal operations of a hotel. We do not believe that the outcome of such litigation, in the aggregate, will have a material adverse effect on the financial position or results of our operations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

           The Board of Directors has appointed Deloitte & Touche LLP, certified public accountants, as the independent certified public accountants of the Company for the fiscal year ending December 31, 2000. Deloitte & Touche LLP have been the accountants for the Company and its predecessor since prior to 1988. Representatives of Deloitte & Touche LLP ("Representatives") are expected to be present at the Annual Meeting. The Representatives will have the opportunity to make a statement, although they are currently not expected to do so. The Representatives are expected to be available to respond to appropriate questions.

                                  OTHER MATTERS

           The Board of Directors of the Company knows of no other matters which are to be brought before the Annual Meeting. If any other matters should be presented for proper action, it is the intention of the persons named in the Proxy to vote in accordance with their discretion pursuant to the terms of the proxy.

                            PROPOSALS OF STOCKHOLDERS

           Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received at the Company's executive offices on or before December 31, 2000, for inclusion in the Company's Proxy Statement with respect to such meeting.

                                  RIVIERA HOLDINGS CORPORATION


                                  By William L. Westerman
                                  President, Chief Executive Officer and
                                  Chairman of the Board of Directors

IT IS IMPORTANT THAT THE PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO FILL IN, SIGN, DATE AND RETURN THE ENCLOSED PROXY.